Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616
Investor Contact: David C. Hostetter (717) 291-2456

Fulton Financial reports first quarter earnings of $0.22 per share and announces approval for $50 million share repurchase program

•	Diluted earnings per share for the first quarter of 2015 was 22 cents, a 4.8 percent increase from the fourth quarter of 2014 and unchanged from the first quarter of 2014.

•	Net interest income for the first quarter of 2015 decreased $4.5 million, or 3.5 percent, compared to the fourth quarter of 2014; the net interest margin decreased 4 basis points, to 3.27 percent.

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Average loans for the first quarter of 2015 increased $39.4 million, or 0.3 percent, compared to the fourth quarter of 2014 and increased $333.2 million, or 2.6 percent, compared to the first quarter of 2014.

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Average deposits for the first quarter of 2015 increased $34.8 million, or 0.3 percent, compared to the fourth quarter of 2014 and increased $903.7 million, or 7.2 percent, compared to the first quarter of 2014.

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The provision for credit losses in the first quarter of 2015 was a negative $3.7 million. Annualized net charge-offs for the quarter ended March 31, 2015 were 0.08 percent of average total loans, compared to 0.25 percent for the quarter ended December 31, 2014 and 0.26 percent for the quarter ended March 31, 2014. Non-performing loans increased $10.8 million, or 7.8 percent, in comparison to December 31, 2014 and decreased $5.6 million, or 3.6 percent, in comparison to March 31, 2014.

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Non-interest income, excluding investment securities gains, decreased $661,000, or 1.6 percent, in comparison to the fourth quarter of 2014, and increased $2.1 million, or 5.4 percent, in comparison to the first quarter of 2014. During the first quarter of 2015, gains on sales of investment securities totaled $4.1 million.

•	Non-interest expenses increased $758,000, or 0.6 percent, compared to the fourth quarter of 2014 and increased $8.9 million, or 8.1 percent, compared to the first quarter of 2014.

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In April 2015, the Corporation’s Board of Directors approved the repurchase of up to $50.0 million of the Corporation’s common stock, or approximately 2.3 percent of outstanding shares, through December 31, 2015. In addition, on April 17, 2015, the Corporation completed its $100 million Accelerated Share Repurchase (ASR) program announced in November 2014. During the fourth quarter of 2014 and April of 2015, the Corporation repurchased 8.3 million shares under the ASR program at an average price of $12.05 per share.

(April 21, 2015) - Lancaster, PA - Fulton Financial Corporation (NASDAQ: FULT) reported net income of $40.0 million, or 22 cents per diluted share, for the first quarter of 2015, compared to $37.9 million, or 21 cents per diluted share, for the fourth quarter of 2014.

“We reported diluted earnings per share of 22 cents for the first quarter, supported by a negative loan loss provision after evaluation of relevant credit factors,” said E. Philip Wenger, Chairman, President and CEO. “We also saw a significant increase in residential mortgage activity and related sales gains. Overall expenses remained stable. In keeping with our goal of enhancing shareholder value, we were pleased to increase our quarterly cash dividend. Earlier today, the Board of Directors authorized the buyback of up to an additional $50 million of our stock between now and the end of the year.”

Net Interest Income and Margin
Net interest income for the first quarter of 2015 decreased $4.5 million, or 3.5 percent, from the fourth quarter of 2014. Net interest margin decreased 4 basis points, or 1.2 percent, to 3.27 percent in the first quarter of 2015 from 3.31 percent in the fourth quarter of 2014. Average yields on interest-earning assets decreased two basis points, while the average cost of interest-bearing liabilities increased four basis points during the first quarter of 2015 in comparison to the fourth quarter of 2014.

Average Balance Sheet
Total average assets for the first quarter of 2015 were $17.1 billion, a decrease of $25.3 million from the fourth quarter of 2014. Average loans, net of unearned income, increased $39.4 million, or 0.3 percent, in comparison to the fourth quarter of 2014.

	Three Months Ended				Increase (decrease)
	March 31, 2015		December 31, 2014		in Balance
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$5,163,845	4.22%	$5,131,375	4.36%	$32,470	0.6%
Commercial - industrial, financial, and agricultural	3,770,187	3.87%	3,723,211	3.81%	46,976	1.3%
Real estate - home equity	1,721,300	4.14%	1,735,769	4.13%	(14,469)	(0.8)%
Real estate - residential mortgage	1,370,376	3.84%	1,378,452	3.91%	(8,076)	(0.6)%
Real estate - construction	688,690	3.93%	697,741	3.96%	(9,051)	(1.3)%
Consumer	259,138	5.26%	275,349	5.65%	(16,211)	(5.9)%
Leasing and other	121,992	8.41%	114,256	7.15%	7,736	6.8%
Total Average Loans, net of unearned income	$13,095,528	4.11%	$13,056,153	4.16%	$39,375	0.3%

(1) Presented on a tax-equivalent basis using a 35% Federal tax rate and statutory interest expense disallowances.

Total average liabilities increased $11.0 million, or 0.1 percent, from the fourth quarter of 2014. Average deposits and interest rates, by type, for the first quarter of 2015 in comparison to the fourth quarter of 2014, are summarized in the following table:

	Three Months Ended				Increase (decrease)
	March 31, 2015		December 31, 2014		in Balance
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$3,662,040	—%	$3,630,780	—%	$31,260	0.9%
Interest-bearing demand	3,135,927	0.13%	3,145,658	0.13%	(9,731)	(0.3)%
Savings deposits	3,517,057	0.13%	3,548,504	0.13%	(31,447)	(0.9)%
Total average demand and savings	10,315,024	0.08%	10,324,942	0.08%	(9,918)	(0.1)%
Time deposits	3,061,593	1.02%	3,016,834	0.96%	44,759	1.5%
Total Average Deposits	$13,376,617	0.30%	$13,341,776	0.28%	$34,841	0.3%

Asset Quality
Non-performing assets were $163.5 million, or 0.94 percent of total assets, at March 31, 2015, compared to $150.5 million, or 0.88 percent of total assets, at December 31, 2014 and $170.2 million, or 1.01 percent of total assets, at March 31, 2014. The $13.0 million, or 8.7 percent, increase in non-performing assets in comparison to the fourth quarter of 2014 was primarily due to an increase in non-performing commercial loans.
Annualized net charge-offs for the quarter ended March 31, 2015 were 0.08 percent of average total loans, compared to 0.25 percent for the quarter ended December 31, 2014 and 0.26 percent for the quarter ended March 31, 2014. The allowance for credit losses as a percentage of non-performing loans was 120.3 percent at March 31, 2015, as compared to 134.3 percent at December 31, 2014 and 128.5 percent at March 31, 2014.

During the first quarter of 2015, the Corporation recorded a $3.7 million negative provision for credit losses, compared to a $3.0 million provision for credit losses in the fourth quarter of 2014. The $6.7 million provision improvement was driven by an improvement in net charge-off levels and lower allocation needs on impaired loans.

Non-interest Income
Non-interest income, excluding investment securities gains, decreased $661,000, or 1.6 percent, in comparison to the fourth quarter of 2014. Service charges on deposit accounts decreased $660,000, or 5.4 percent, primarily due to a decrease in overdraft fees. Other service charges and fees decreased $1.1 million, or 10.7 percent, primarily due to decreases in debit card, merchant fee and commercial loan swap fee income. Partially offsetting these decreases was a $965,000, or 25.9 percent, increase in mortgage banking income due to an increase in loan volumes.
Gains on sales of investment securities increased $3.3 million in comparison to the fourth quarter of 2014 due to the sale of two pooled trust preferred debt securities during the first quarter of 2015 and an increase in gains on sales of equity securities.

Non-interest Expense
During the first quarter of 2015, the Corporation implemented several cost savings initiatives, including the consolidation of nine branches, the modification of certain retirement benefits and the elimination of certain positions. Annualized expense reductions from these cost savings initiatives are expected to be approximately $6.5 million. Implementation expenses associated with these initiatives incurred during the first quarter of 2015 were $1.5 million.
Non-interest expense increased $758,000, or 0.6 percent, in the first quarter of 2015, compared to the fourth quarter of 2014. Occupancy expense increased $2.2 million, or 19.3 percent, in comparison to the fourth quarter, due primarily to the aforementioned implementation costs associated with the nine branch consolidations and seasonal increases in snow removal and utilities costs. Other real estate owned (OREO) and repossession expense increased $1.1 million, primarily due to an increase in net losses on sales of OREO. Partially offsetting these increases were a $3.0 million, or 34.1 percent, decrease in other outside services, a $1.2 million, or 48.9 percent, decrease in marketing expenses, and a $408,000, or 0.6 percent, decrease in salaries and employee benefits. The decrease in salaries and employee benefits was due to cost savings associated with the aforementioned retirement plan changes and a reduction in healthcare costs, partially offset by a seasonal increase in payroll taxes, an increase in severance and higher defined benefit pension costs.

Share Repurchase Program
As previously noted, the Corporation’s board of directors today approved the repurchase of up to $50.0 million of shares of the Corporation’s common stock, or approximately 2.3 percent of the Corporation’s outstanding shares, through December 31, 2015. As of March 31, 2015, the Corporation had approximately 179 million shares of common stock outstanding.
As permitted by securities laws and other legal requirements and subject to market conditions and other factors, purchases may be made from time to time in open market or privately negotiated transactions, including without limitation, through accelerated share repurchase transactions. The repurchase program may be discontinued at any time.

About Fulton Financial
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company that has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates, headquartered as indicated: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
The Corporation’s investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks under the Fulton Mortgage Company brand.
Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions which are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, which has been filed with the Securities and Exchange Commission and is available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov). The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.